Exhibit 99.1

                                PRESS RELEASE
                                _____________


                                              September 19, 2007


Philadelphia, Pennsylvania
FOR RELEASE:  IMMEDIATELY


       PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES DECLARATION
       ______________________________________________________________
                         OF QUARTERLY CASH DIVIDEND
                         __________________________

Prudential Bancorp, Inc. of Pennsylvania (the "Company") (Nasdaq: PBIP) announced that its Board of Directors, at a meeting held today, declared a quarterly cash dividend of $0.05 per share on the common stock of the Company, payable on October 26, 2007 to the shareholders of record at the close of business on October 12, 2007.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank, a Pennsylvania-chartered, FDIC-insured savings bank headquartered in Philadelphia, Pennsylvania. Prudential Savings Bank recently opened its newest branch location at 28 N. Third Street in the "Old City" section of Philadelphia and now operates six full service offices in Philadelphia and one office in Drexel Hill, Pennsylvania. At June 30, 2007, the Company had assets totaling $477.4 million, liabilities totaling $394.8 million and $82.6 million of shareholders' equity.

Contacts:

Thomas A. Vento, President and Chief Executive Officer, Prudential Bancorp, Inc. of Pennsylvania, 215-755-1500.

Joseph R. Corrato, Executive Vice President and Chief Financial Officer, Prudential Bancorp, Inc. of Pennsylvania, 215-755-1500.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.